Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 220-I dated October 9, 2007

Underlying supplement no. 740 dated September 25, 2006

Registration Statement no. 333-134553

Dated October 9, 2007

Rule 433

Preliminary Terms and Conditions, October 9, 2007	Telephone: +1 212 526 0905

100% Principal Protection Enhanced Participation Notes Linked to an International Index Basket

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, MTN prospectus supplement dated May 30, 2006, product supplement no. 220-I dated October 9, 2007, underlying supplement no. 740 dated September 25, 2007 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 220-I, underlying supplement no. 740, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering, will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 220-I, underlying supplement no. 740, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

These 100% Principal Protection Notes Linked to an International Index Basket (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns based on the positive performance of a basket of four equity indices: the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index (the “Basket”). Principal protection applies only at maturity.

❑	Potential enhanced returns linked to the positive performance of an International Index Basket

❑	Enhanced Participation with an expected Participation Rate of at least 120% (the actual Participation Rate will be set on the Trade Date)

❑	100% principal protection at maturity

❑	Diversification into four equity markets

❑	No direct foreign currency exposure

❑	No interest payments

Key Dates[1]

Trade Date	October 26, 2007	Final Valuation Date	October 26, 2012
Settlement Date	October 31, 2007	Maturity Date	October 31, 2012

1	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 220-I, underlying supplement no. 740 and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public (1)	Fees (2)	Proceeds to Us
Per Note	$1,000.00	$5.00	$995.00
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees equal to approximately $5.00 per $1,000 principal amount, or 0.50%, and may use these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

Lehman Brothers

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$1,000 per Note

Term	5 years

Basket

The Notes are linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index (each, a “Basket Index” or, collectively, the “Basket Indices”).

Index Weightings	Dow Jones EURO STOXX 50® Index	36.80%
	FTSE 100 Index®	31.30%
	Nikkei 225SM Index	22.70%
	S&P®/ASX 200 Index	9.20%

Participation Rate	At least 120%. The actual Participation Rate will be set on the Trade Date.

Principal Protection	100% if held to maturity

Payment at Maturity (per $1,000)

At maturity, you will receive a cash payment, for each $1,000 principal amount Note, of $1,000 plus the Additional Amount, which may be zero.

The Additional Amount per $1,000 principal amount Note paid at maturity will be equal to the greater of:

zero

or

	$1,000 × Basket Return × Participation Rate

Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level	Set equal to 100 on the Trade Date

Basket Ending Level

The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

100 x [1+ (the Dow Jones EURO STOXX 50® Index Return × 36.80%) + (the FTSE 100 Index® Return × 31.30%) + (the Nikkei 225SM Index Return × 22.70%) + (the S&P®/ASX 200 Index Return × 9.20%)]

The “Dow Jones EURO STOXX 50® Index Return,” the “FTSE 100 Index® Return,” the “Nikkei 225SM Index Return,” and the “S&P®/ASX 200 Index Return” are the performance of the respective Basket Indices, in each case, calculated as the percentage change from the respective index closing level on the Trade Date to the respective index closing level on the Final Valuation Date. See the definition of Index Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 220-I.

CUSIP	52517P6Z9
ISIN	US52517P6Z93

See “Additional Terms Specific to the Notes” on page 3. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 220-I dated October 9, 2007, underlying supplement no. 740 dated September 25, 2007 and this term sheet. See “Selected Risk Factors” on page 4, the more detailed “Risk Factors” beginning on page SS-3 of product supplement no. 220-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 740 for risks related to the Basket Indices.

1 Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Additional Terms Specific to the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 220-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 740 (which describes each of the Basket Indices, as defined herein, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 220-I, underlying supplement no. 740, this term sheet and any other relevant terms supplement for complete details. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous communications concerning the Notes. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 220-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 220-I and “Risk Factors” in the accompanying underlying supplement no. 740, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

♦	Product supplement no. 220-I dated October 9, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507215026/d424b2.htm

♦	Underlying supplement no. 740 dated September 25, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507206912/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, unless the context otherwise requires, “Notes” refers to the “100% Principal Protection Notes Linked to an International Index Basket” that are offered hereby.

Selected Purchase Considerations

♦	Uncapped Appreciation Potential: The Notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by a Participation Rate of at least 120% (the actual Participation Rate will be set on the Trade Date). The Notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Basket. Because the notes are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

♦

Diversification Among the Basket Indices: The return on the Notes is linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The FTSE 100 Index® is a market-capitalization weighted index of the 100 largest UK-domiciled companies. The Nikkei 225SM Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. The S&P®/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Stock Exchange by float-adjusted market capitalization. For additional information about each Basket Component, see the information set forth under “The Dow Jones EURO STOXX 50® Index,” “The FTSE 100 Index®,” “The Nikkei 225SM Index” and “The S&P®/ASX 200 Index” in the accompanying underlying supplement no. 740.

♦	Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as debt subject to the contingent payment debt instrument rules. Lehman Brothers Holdings Inc. is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the fixed payments on the Notes and estimates of the amount and timing of the contingent payments on the Notes. Lehman Brothers Holdings Inc. has determined that the comparable yield will be an annual rate of [ ]%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 principal amount Note is $[ ] due at maturity.

Lehman Brothers Holdings Inc. agrees and, by purchasing a Note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings Inc.’s determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings Inc. and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers Holdings Inc. in determining your interest accruals (even though you will not receive any periodic payments of interest on the Notes), and the adjustments thereto, in respect of the Notes. See “Certain U.S. Federal Income Tax Consequences” in product supplement no. 220-I.

Selected Risk Factors

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Indices or any of the stocks included in the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 220-I and in the “Risk Factors” section of the accompanying underlying supplement no. 740. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	No Principal Protection Unless You Hold the Notes To Maturity: The Notes are not designed to be short-term trading instruments. You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦	Market Risk: The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET RETURN IS ZERO OR NEGATIVE.

♦	The Basket Indices Are Not Equally Weighted: The Basket, in part, consists of four Basket Indices that each have different weightings. One consequence of such unequal weighting is that the same percentage change in a Basket Index with a larger weighting would have a greater effect on the Basket Ending Level than the same percentage change in a Basket Index with a smaller weighting.

♦	The Notes Might Not Pay More Than the Principal Amount: You may receive a lower Payment at Maturity than you would have received if you had invested in the Basket Indices, any of the stocks included in the Basket Indices, or contracts related to the Basket Indices. If the Basket Ending Level is not above the Basket Starting Level, the Additional Amount will be zero. This will be true even if the level of the Basket was above the Basket Starting Level at some time during the term of the Notes.

♦	Changes in the Level of the Basket Indices May Offset Each Other: The Notes are linked to a Basket composed of four Basket Indices. At a time when the level of one or more Basket Indices increases, the level of one or more of the other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices may be moderated, or more than offset, by lesser increases or declines in the level of one or more of the Basket Indices.

♦	No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices would have.

♦	Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this term sheet is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect Any of the Indices: The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your Payment at Maturity.

♦	Dealer Incentives: We and our affiliates act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of up to $5.00 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦	Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦	We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes.

♦	Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 220-I.

♦	Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holding Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦	You Must Rely on Your Own Evaluation of the Merits of an Investment in the Notes: In the ordinary course of their businesses Lehman Brothers Holdings Inc., or its respective affiliates, may from time to time express views on expected movements in the levels of the Basket, the Basket Indices or the stocks underlying the Basket Indices. These views are sometimes communicated to clients that are active participants in the equity markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons, may be inconsistent with the investment view implied in the Notes and are subject to change. In connection with your purchase of the Notes, you should investigate the equity markets and not rely on views that may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the future performance of the Basket, the Basket Indices or the stocks underlying the Basket Indices.

♦	The Closing Levels of the Basket Indices on the Valuation Date May be Below the Closing Levels of the Basket Indices at the Maturity Date or at Other Times During the Term of the Notes: Because the Basket Ending Level is calculated based on the closing levels of the Basket Indices on the Valuation Date and not on the Maturity Date or any other date during the term of the Notes, significant volatility in the closing levels of the Basket Indices at or around the time of the Valuation Date could materially affect the Payment at Maturity. For example, a significant decline in the closing levels of the Basket Indices on the Valuation Date would result in a corresponding decline in the Payment at Maturity notwithstanding a significant increase in the closing levels of the Basket Indices on any date or dates subsequent to the Valuation Date. Under these circumstances, you may receive a lower Payment at Maturity than you would have received if you had invested in the stocks underlying the Basket Indices or contracts relating to the Basket Indices for which there is an active secondary market, the value of which could be realized on any date or dates other than, or in addition to, the Valuation Date.

The Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. As discussed more fully in underlying supplement no. 740 under the heading “The Dow Jones EURO STOXX 50® Index”, the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX 50® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX 50® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from October 4, 2002 to October 5, 2007. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on October 5, 2007 was 4,455.31.

The information on the Dow Jones EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” beginning on page US-5 of underlying supplement no. 740. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

FTSE 100 Index®

The FTSE 100 Index® is calculated, maintained, published and disseminated by FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange (the “LSE”) and The Financial Times, in association with the Institute and the Faculty of Actuaries. As discussed more fully in underlying supplement no. 740 under the heading “The FTSE 100 Index®”, the FTSE 100 Index® measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE 100® Index were selected from a reference group of stocks trading on the LSE. The reference stocks were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The 100 stocks included in the FTSE 100 Index® represent the 100 stocks with the largest market value in this reference group. A current list of the issuers that comprise the FTSE 100 Index® is available on the FTSE website at www.ftse.com.

You can obtain the level of the FTSE 100 Index® at any time from the Bloomberg Financial Markets page “UKX <Index> <GO>“ or from the FTSE website at www.ftse.com.

The graph below illustrates the performance of the FTSE 100 Index® from October 4, 2002 to October 5, 2007. The historical levels of the FTSE 100 Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The FTSE 100 Index® closing level on October 5, 2007 was 6,595.80.

The information on the FTSE 100 Index® provided in this document should be read together with the discussion under the heading “The FTSE 100 Index®” beginning on page US-10 of underlying supplement no. 740. Information contained in the FTSE website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Nikkei 225SM Index

The Nikkei 225SM Index is published and disseminated by Nikkei Inc. As discussed more fully in underlying supplement no. 740 under the heading “The Nikkei 225SM Index”, the Nikkei 225SM Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“, from the Reuters service under the symbol “NKY.TK” or from the Nikkei Inc. website at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei 225SM Index from October 4, 2002 to October 5, 2007. The historical levels of the Nikkei 225SM Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei 225SM Index closing level on October 5, 2007 was 17,065.04.

The information on the Nikkei 225SM Index provided in this document should be read together with the discussion under the heading “The Nikkei 225SM Index” beginning on page US-13 of underlying supplement no. 740. Information contained in the Nikkei Inc. website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

S&P®/ASX 200 Index

The S&P®/ASX 200 Index is published and maintained by the S&P Australian Index Committee (the”ASX Committee”), a team of representatives from both Standard & Poor’s and the Australian Stock Exchange. As discussed more fully in underlying supplement no. 740 under the heading “The S&P®/ASX 200 Index”, the S&P®/ASX 200 Index is composed of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee. As of June 30, 2007, the S&P/ASX 200 Index represented approximately 78% of the total market capitalization of the Australian market. The S&P/ASX 200 Index essentially covers large–cap and mid–cap stocks evaluated for liquidity and size. Additional information concerning the S&P/ASX 200 Index may be obtained from the Australian Stock Exchange website at www.asx.com.au.

You can obtain the level of the S&P®/ASX 200 Index at any time from the Bloomberg Financial Markets page “AS51 <Index> <GO>“ or from the Standard & Poor’s website at www.standardandpoors.com.

The graph below illustrates the performance of the S&P®/ASX 200 Index from October 4, 2002 to October 5, 2007. The historical levels of the S&P®/ASX 200 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P®/ASX 200 Index closing level on October 5, 2007 was 6,605.40.

The information on the S&P®/ASX 200 Index provided in this document should be read together with the discussion under the heading “The S&P®/ASX 200 Index” beginning on page US-17 of underlying supplement no. 740. Information contained in the Australian Stock Exchange website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a Participation Rate of 120%, the minimum Participation Rate, and a range of Basket Returns from +40% to -40%. The actual Participation Rate will be set on the Trade Date.

Example 1—The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 120. Because the Basket Ending Level is 120 and the Basket Starting Level is 1000, the Basket Return is 20% calculated as follows:

(120 – 100)/100 = 20%

Because the Basket Return is 20%, the Additional Amount is equal to $240 and the Payment at Maturity is equal to $1,240 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × 20% × 120%) = $1,240

Example 2—The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 80. Because the Basket Ending Level is 80 and the Basket Starting Level is 100, the Basket Return is -20% calculated as follows:

(80 – 100)/100 = -20%

Because the Basket Return is -20%, the Additional Amount is equal to $0 and the Payment at Maturity is equal to $1,000 per $1,000 principal amount Note.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the Notes at the price indicated on the cover of the pricing supplement that will contain the final pricing terms of the Notes.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the Notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.